UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 7, 2007
ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas	0-17995	75-2216818

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     Set forth below is substantially the text of the remarks that Richard D. Spurr, the Registrant’s Chairman, Chief Executive Officer and President will deliver at the Registrant’s 2007 Annual Meeting of Shareholders to be held later today, June 7, 2007, beginning at 10:00 a.m. Central time.
     “Good morning, everyone.
     I’d like to take just a few minutes to provide perspective on our company. Today, our business is in two core markets, both with strong growth potential. We have established a leadership position in each of these markets. As a result of this focus and success and the downsizing actions we’ve taken over the last two years, we now have reached a state of stability for the first time in our history and company-wide positive cash flow is clearly within sight. This remarkable progress along with a markedly improved balance sheet provides us with a solid foundation for continued growth. The actions that have gotten us to this point are well-documented and a matter of history now, and I don’t expect significant changes in the near term to our strategy or structure unless favorable alliances come into play. I believe the Company is in a good position today and I’m optimistic about the path that we’re pursuing.
     The Email Encryption business seems to be in a very good place right now. Given what we know at this point in the quarter, I think we’re looking at another strong quarter for sales. Q1 was one of the best quarters for new first-year orders we’d had recently, driven by resurgent strength in healthcare and increasing winbacks from the competition. The level of activity remains high and morale in the sales force is as good as it’s been in some time. This enthusiasm is driven in part by the strong reception of our recently introduced new products — ZixDirect™ and ZixConnect™ — as well as the growing recognition of the uniqueness and value of the ZixDirectory™, our global directory of email recipients that recently topped 8 million protected addresses and is growing at more than 60,000 new addresses per week. Our renewal rates remain very high — they were over 99 percent on a revenue basis in Q1 — which is a strong indicator of customer satisfaction and perceived value. So this business appears to be firing on all cylinders.
     Our e-prescribing business continues to be exciting as well. We now have in place seven contracts with health plans that have sponsored e-prescribing for doctors in their respective markets. Of these seven, six of them have started on or are looking at expansion, and six of seven have agreed to continue to pay for the doctors’ license fees past their initial contractual obligations. Both of these developments are strong signs of high customer satisfaction and the recognized value of e-prescribing in saving lives and saving money. We’ve also seen improved pricing power in our most recent deals, which is a good indication of market leadership. And, we remain optimistic about the long term profitability of the business model. One reason is the increasing amounts of data we’re getting that consistently show at least a $4 — $5 per new prescription savings from using our e-prescribing service, giving us confidence that, at a minimum, a $1 per script fee is sustainable. So, the only remaining big question is when will new deals come? I can’t answer that right now other than to say that the level of interest has never been higher. However, as and when we announce new payor sponsorship deals, I would expect them to continue to start out as smaller pilots while these new sponsors collect their own data to quantify the impact on prescribing behavior and level of savings. These data would then be used to support expanding the programs to greater numbers.
     So, in the near term, if there is significant growth in the rate of deployments, I would expect it to come from expansion by our existing customers. All in all, we remain optimistic about the potential for this business. The growing data regarding the economic benefits, combined with the patient safety and overall efficiency improvements, make me believe that the widespread adoption of e-prescribing is coming, and it’s just a matter of when.
     Lastly, to reiterate a point we’ve made before, regardless of when the acceleration in e-prescribing comes, we are still on track to become cash flow positive on a company-wide basis as we enter 2008 based on the strength and predictable growth in our Email Encryption business. We haven’t been in a position before to have such a clear view into the timeframe for turning this corner, which is another reason I feel so good about the Company today. In closing, we’re on track to meet all of our previously announced 2nd quarter 2007 guidance for quarter end cash, revenue and e-prescribing deployments, and our consistent track record of meeting or exceeding guidance, dating back to late 2004, is a good indicator of the stability and financial health of the business.
     With that, I’d like to thank our customers, employees, partners, and shareholders for their continued commitment and support. I’d be happy to take a few questions from the audience if you have them. Thank you.”

SIGNATURES
     Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION
Date: June 7, 2007	By:	/s/ Barry W. Wilson
Barry W. Wilson
Chief Financial Officer and Treasurer